                                                                  Exhibit (d)(2)

                           SHARE PURCHASE OPTION AND
                       BUSINESS OPPORTUNITIES AGREEMENT

      SHARE PURCHASE OPTION AND BUSINESS OPPORTUNITIES AGREEMENT ("Agreement"), dated as of May 19, 1994, by and between ATLANTIC RICHFIELD COMPANY, a Delaware corporation ("ARCO"), 515 South Flower Street, Los Angeles, California 90071 and VASTAR RESOURCES, INC., a Delaware corporation ("VASTAR"), 15375 Memorial Drive, Houston, Texas 77079.

                                   Recitals
                                   --------

      WHEREAS, in October 1993, ARCO transferred to ARCO Southwest, Inc., a Delaware corporation which is now named VASTAR, properties and related rights and liabilities comprising the principal businesses of ARCO Oil and Gas Company's AOGC Eastern District, Western District Mid-Continent Business Unit and certain other properties and interests;

      WHEREAS, VASTAR has issued to ARCO all of the shares of its issued and outstanding Common Stock (the "Common Stock");

      WHEREAS, VASTAR is investigating a possible public offering of a portion of its Common Stock;

      WHEREAS, ARCO is the common parent of an affiliated group of corporations, which includes VASTAR and its subsidiaries, and files a consolidated federal income tax return for such affiliated group (the "Consolidated Return");

      WHEREAS, ARCO desires the right, but not the obligation, to maintain ownership of a sufficient percentage of VASTAR's securities to allow VASTAR and its subsidiaries to be included in the Consolidated Return; and

      WHEREAS, ARCO and VASTAR have entered into a Tax Sharing Agreement, dated effective as of October 1, 1993, that allows, among other things, VASTAR to use credits under Section 29 and 43 of the Internal Revenue Code which might not be available on a current basis to VASTAR and its subsidiaries if they were not included in the Consolidated Return.

      NOW, THEREFORE, in connection with ARCO's beneficial ownership of VASTAR's Common Stock, and in consideration of the foregoing, the mutual promises contained herein and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, ARCO and VASTAR hereby agree as follows:

      1.  Purchase of Shares.  As principal shareholder of VASTAR, ARCO is
          ------------------
granted the cumulative, continuing right, but without any obligation, to purchase from VASTAR such number of shares of VASTAR Common Stock and/or preferred stock, if such shall be issued and outstanding, as ARCO may determine in its sole judgment to be appropriate to ensure that ARCO may continue to include VASTAR and its subsidiaries in the Consolidated Return (in accordance with Section 1504 of the Internal Revenue Code of 1986, as amended from time to time, or any successor or additional section dealing with the inclusion of an entity within an affiliated group for purposes of filing a consolidated return) regardless of whether the need for such purchase of shares of Common Stock or preferred stock arises in conjunction with the issuance of Common Stock or preferred stock by VASTAR, arises by circumstances affecting the voting rights, value or other attributes of preferred stock, if any, which may have been issued by VASTAR, arises in conjunction with the issuance by VASTAR of options to acquire Common Stock or preferred stock of VASTAR, or otherwise arises.

      2.  Option Notice.  VASTAR shall notify ARCO in writing of any plans it
          -------------
has to issue additional shares of Common Stock, shares of preferred stock or options to acquire shares of Common Stock or preferred stock of VASTAR twenty days before the issuance of such shares or options, as the case may be (the "Option Notice").

      3.  Option Exercise and Price.  ARCO may, at any time after receipt by it
          -------------------------
of an Option Notice or at any time that circumstances may arise whereby ARCO determines in its sole judgment that it would be appropriate to purchase additional shares of Common Stock or preferred stock to ensure ARCO's ability to continue to include VASTAR and its subsidiaries in the Consolidated Return, exercise its option granted hereby by delivering to VASTAR (i) a written notice to such effect specifying the number of shares of Common Stock and/or preferred stock of VASTAR that ARCO has determined to purchase and (ii) the purchase price for such shares, which shall be the closing price on the last preceding business day prior to the payment of the purchase price at which such Common Stock or preferred stock was traded on the New York Stock Exchange, as published in the Wall Street Journal, or if the Common Stock or preferred stock was not traded on
-------------------
the New York Stock Exchange then the closing price at which such Common Stock or preferred stock was traded on such day on such other exchange or recognized trading system, such as the NASDAQ, as published in the Wall Street Journal, and
                                                        -------------------
if the Common Stock or preferred stock was not traded on any exchange or recognized trading system, then the fair market value of the preferred stock on such day.

      VASTAR will take all corporate action required in order to permit ARCO to exercise its continuing right pursuant to Section 1, including any and all actions required by the Board of Directors to cause an amendment or amendments to VASTAR's Certificate of Incorporation increasing the number of authorized but unissued shares of

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

Common Stock or preferred stock to the number required to permit the exercise of such right and, in the event that any such amendment is required, VASTAR shall not issue the shares or options, as the case may be, that gave rise to ARCO's right to exercise its option, prior to the approval by the stockholders, and the effectiveness, of any such amendment and the issuance to ARCO of the shares to be purchased by ARCO pursuant to its written notice exercising its option.

      To the extent that ARCO exercises its option hereunder prior to the date of issuance indicated in VASTAR's Option Notice, VASTAR shall issue the shares purchased by ARCO on or before the time when VASTAR issues the shares or the options, as the case may be, which gave rise to ARCO's right to exercise its option.

      4.  Allocation of Certain Business Opportunities between VASTAR and ARCO.
          --------------------------------------------------------------------
VASTAR and ARCO further agree that business opportunities which come to the attention of any officer or director of either company shall be allocated between such companies as follows:

      When an opportunity is offered to an officer and/or director of VASTAR who is also an officer and/or director of ARCO in writing, solely in his or her designated capacity with one of the two companies, such opportunity shall belong to whichever company was so designated. Otherwise, a business opportunity first offered (i) to any person who is an officer or officer and director of VASTAR, and who is also a director of ARCO shall belong to VASTAR, (ii) to a person who is a director of VASTAR and who is also an officer and/or director of ARCO shall belong to ARCO, (iii) to any person who is an officer, but not a director, of both VASTAR and ARCO shall belong to ARCO, (iv) to any person who is an officer and director of both VASTAR and ARCO shall belong to ARCO, and (v) to any person who is an officer or an officer and director of VASTAR and who is also an officer or an officer and director of ARCO shall belong to ARCO. In the case of any business opportunity not specifically allocated by the foregoing (whether because of the means by which it arose or was published, or otherwise), any such business opportunity may be pursued by either VASTAR or ARCO. The party to which a business opportunity is allocated pursuant to this Agreement shall have the right to provide the same to any of its subsidiaries or affiliates or other entities under its control. A party may pursue a business opportunity allocated hereunder to the other party if the Vice President - Planning of such other party advises that such other party (and its subsidiaries and controlled entities) has no interest in pursuing such business opportunity.

      5.  Notices.  All notices and communications required or permitted under
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this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered in person or by facsimile, or if

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

mailed by first class or certified mail, postage prepaid, or by air express service, with charges prepaid, addressed as follows:

      If to ARCO:
      ----------

           Atlantic Richfield Company
           515 South Flower Street
           Los Angeles, California  90071
           Attention:  Senior Vice President and
                       General Counsel

      If to VASTAR:
      ------------

           Vastar Resources, Inc.
           15375 Memorial Drive
           Houston, Texas  77079
           Attention:  General Counsel

      6.   Further Assurances. ARCO and VASTAR shall execute, acknowledge and
           ------------------
deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

      7.   Amendment. This Agreement may not be altered or amended, nor any
           ---------
rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition or a waiver of any other term, provision or condition of this Agreement.

      8.   Counterparts. This Agreement may be executed in any number of
           ------------
counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

      9.   Governing Law; Consent to Jurisdiction. This Agreement and the
           --------------------------------------
transactions contemplated hereby shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware. VASTAR and ARCO agree that all disputes of whatever kind (including without limitation actions in the right of either corporation including so-called derivative actions) arising under or relating in any way to the subject matter of this Agreement shall be submitted to and decided by the State courts situated in the County of New Castle, State of Delaware, and hereby submit themselves to the exclusive jurisdiction of, and venue before, such courts for the

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

determination of all such disputes. Service of process in any such proceeding may be made upon the Delaware resident agent representing each of ARCO and VASTAR, The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 or any successor Delaware resident agent representing either ARCO or VASTAR.

      10.  Entire Agreement. This Agreement constitutes the entire understanding
           ----------------
of the parties hereto with respect to the subject matter hereof.

      11.  Successors. This Agreement shall be binding upon, and shall inure to
           ----------
the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           ATLANTIC RICHFIELD COMPANY

                                           By:  /s/ TERRY G. DALLAS
                                                -------------------

                                           Title:  Vice President & Treasurer
                                                   --------------------------


                                           VASTAR RESOURCES, INC.

                                           By:  /s/ STEVEN J. SHAPIRO
                                                ---------------------

                                           Title:  Senior Vice President
                                                   ---------------------



357324

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